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Exhibit 8.1

October 17, 2014

Legacy Reserves LP
303 W. Wall St., Suite 1800
Midland, Texas 79701

Ladies and Gentlemen:

        We have acted as special counsel to Legacy Reserves LP, a Delaware limited partnership (the "Partnership"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") on July 11, 2014 and as amended on October 17, 2014, relating to the registration of the offering and sale (the "Offering") from time to time, as set forth in the Registration Statement and the forms of prospectus contained therein of (i) units, preferred units, 8% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, and 8.00% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, representing limited partner interests in the Partnership (collectively, the "Units"), and (ii) debt securities of the Partnership and Legacy Reserves Finance Corporation, to be issued and sold by the Partnership from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act").

        In connection therewith, we have participated in the preparation of the discussion set forth under the captions, "Material Tax Considerations to Unitholders" and "Tax Consequences of Preferred Unit Ownership" (collectively, the "Discussion"), in the Registration Statement. The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Units pursuant to the Offering.

        This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

        Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are 'experts' under the Act, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,
/s/ Andrews Kurth LLP

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  Exhibit 8.1